Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Cison, Ltd. on Post-Effective Amendment No. 2 on Form S-1 to Registration Statement on Form S-4 of our report dated March 10, 2017, with respect to our audits of the financial statements of Capitol Acquisition Corp. III as of December 31, 2016 and 2015 and for the year ended December 31, 2016 and for the period from July 13, 2015 (inception) through December 31, 2015, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on June 29, 2017 and, accordingly, we have not performed any audit or review procedure with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
April 30, 2018